                                                                      EXHIBIT 11

                         OIL-DRI CORPORATION OF AMERICA
                       COMPUTATION OF NET INCOME PER SHARE
                   (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)


                                                                YEAR ENDED JULY 31
                                                     ----------------------------------------
                                                        2001           2000           1999
                                                     ----------     ----------     ----------

    Net income available to stockholders
       (numerator)                                   $      913     $    2,227     $    7,176
                                                     ==========     ==========     ==========

    Shares Calculation
       (denominator)

    Average shares outstanding -
       basic                                              5,613          5,647          5,827

    Effect of Dilutive Securities:

    Potential Common Stock relating
       to stock options                                       0             30            169
                                                     ----------     ----------     ----------

    Average shares outstanding -
       assuming dilution                                  5,613          5,677          5,996
                                                     ==========     ==========     ==========

    Net Income Per Share:
       Basic                                         $     0.16     $     0.39     $     1.23
                                                     ==========     ==========     ==========

       Dilutive                                      $     0.16     $     0.39     $     1.20
                                                     ==========     ==========     ==========